Exhibit 5.1

THE LAW OFFICE OF

Vance, Higley & Associates, P. C.

Attorneys at Law

1656 Reunion Avenue

SUITE 250

South Jordan, UTAH 84095

Ronald N. Vance	TELEPHONE (801) 446-8802
Brian M. Higley	FAX (801) 446-8803
EMAIL: ron@vancelaw.us
EMAIL: brian@vancelaw.us

February 22, 2017

Timothy Warbington, CEO

Creative Medical Technology Services, Inc.

2007 W Peoria Avenue

Phoenix, AZ 85029

Re:	Registration Statement on Form S-1

Dear Mr. Warbington:

I have acted as counsel for Creative Medical Technology Services, Inc., a Nevada corporation (the “Company”) in connection with the Company’s Registration Statement on Form S-1, including Post-Effective Amendment No. 1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended.

I have reviewed the Registration Statement, including the prospectus (the “Prospectus”) that is a part of the Registration Statement.  The Registration Statement registers the offering and sale by certain selling stockholders of the Company of 23,732,669 shares of the Company’s common stock (the “Shares”).

In connection with this opinion, I have reviewed originals or copies (certified or otherwise identified to my satisfaction) of the Company’s Articles of Incorporation, as amended, the Company’s Bylaws, resolutions adopted by the Company’s Board of Directors, the Registration Statement, the exhibits to the Registration Statement, and such other records, documents, statutes and decisions, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as I have deemed relevant in rendering this opinion.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

The opinions expressed below are limited to the laws of the State of Nevada (including the applicable provisions of the Nevada Constitution, applicable judicial and regulatory decisions interpreting these laws, and applicable rules and regulations underlying these laws) and the federal laws of the United States.

Based on the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, I am of the opinion that pursuant to the corporate laws of the State of Nevada, including all relevant provisions of the state constitution and all judicial interpretations interpreting such provisions, the Shares are legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my firm’s name in the related Prospectus under the heading “Legal Matters.”

Very truly yours,

/s/ Ronald N. Vance